Exhibit 2

Execution Version

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”), dated as of July 31, 2025, is entered into by and between BioNTech SE, a European stock corporation (Societas Europaea) organized under the Laws of Germany and the European Union registered with the commercial register at the district court of Mainz under HRB 48720 (“Buyer”), and the stockholder of CureVac N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands, with its corporate seat in Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 77798031 (the “Company”), Kreditanstalt für Wiederaufbau (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, on June 12, 2025, the Company and Buyer entered into a Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”), providing, among other things, for (a) Buyer to commence an exchange offer to acquire (subject to the Minimum Condition (as defined in the Purchase Agreement)) any and all of the outstanding ordinary shares, par value €0.12 per share, of the Company (collectively, the “Company Shares”) for the consideration and upon the terms and subject to the conditions set forth in the Purchase Agreement (as it may be extended, amended and supplemented from time to time as permitted by the Purchase Agreement, the “Offer”) and (b) following the consummation of the Offer, the Post-Offer Reorganization (as defined in the Purchase Agreement) of the Company;

WHEREAS, as of the date hereof, the Stockholder is the record owner of the number of Company Shares set forth opposite the Stockholder’s name on Exhibit A hereto under the heading “Owned Shares,” being all of the Company Shares owned of record by the Stockholder, or in relation to which any such Person is able to control the exercise of all rights, including voting rights, as of the date hereof (the “Owned Shares”);

WHEREAS, the Stockholder holds the Owned Shares as a Zuweisungsgeschäft of the Federal Republic of Germany, represented by the Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) (“Bund”) pursuant to Section 2 subsection 4 of the Act on Kreditanstalt für Wiederaufbau (Gesetz über die Kreditanstalt für Wiederaufbau) (the “Zuweisungsgeschäft”); and

WHEREAS, Buyer has required that the Stockholder, and the Stockholder has agreed to, enter into and perform this Agreement and tender and vote the Stockholder’s Owned Shares and Additional Owned Shares (as defined below) as described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Stockholder and Buyer hereby agree as follows:

1.            Agreement to Tender the Company Shares.

1.1          On the terms and subject to the conditions of this Agreement, the Stockholder hereby irrevocably (subject to Section 3) agrees that he, she or it (a) shall, subject to the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA (as defined below) having been waived, tender the Stockholder’s Owned Shares and any additional Company Shares that are legally owned by the Stockholder, or for which the Stockholder is the record owner or in relation to which the Stockholder is able to control the exercise of all rights, including voting rights, which are acquired after the date hereof and prior to the Termination Date (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such Company Shares) (the “Additional Owned Shares” and, together with the Owned Shares, the “Covered Shares”), or cause such Covered Shares to be tendered, into the Offer, free and clear of all Liens other than restrictions on Transfer (as defined below) or voting as created by this Agreement or under applicable securities Laws, promptly, and in any event no later than the latest of (but in any event prior to the Expiration Time): (i) fifteen (15) Business Days following the commencement of the Offer; (ii) within ten (10) Business Days following receipt of the Offer Documents by the Stockholder; (iii) within eight (8) Business Days following receipt of written confirmation that the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA have been waived; and (iv) in the case of Additional Owned Shares acquired following the commencement of the Offer, within five (5) Business Days following the later of (x) acquisition thereof and (y) written confirmation that the transfer restrictions set forth in Sections 5 and 6 of the KfW-dievini SHA have been waived; and (b) shall not, prior to the termination of this Agreement in accordance with Section 3, tender any Covered Shares in connection with any Alternative Acquisition Proposal. The Stockholder shall not withdraw any Company Shares, or cause such Company Shares to be withdrawn, from the Offer unless and until this Agreement is terminated in accordance with Section 3.

1.2         If (a) the Offer is terminated or withdrawn by Buyer, (b) the Purchase Agreement is terminated in accordance with Section 8.01 thereof prior to the acceptance for payment of the Covered Shares in the Offer or (c) this Agreement is terminated in accordance with Section 3, then in each case Buyer shall promptly return, and shall cause any depositary acting on behalf of Buyer to return to the Stockholder all the Covered Shares tendered by the Stockholder in the Offer.

2.            Agreement to Vote the Covered Shares.

2.1          Agreement to Vote and Support. Beginning on the date hereof until the Termination Date, at every meeting of the stockholders of the Company (the “Company Stockholders”) (including the EGM and, if necessary, any Subsequent EGM), including any postponement or adjournment thereof, however called, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought (each, a “Company Stockholders Meeting”), the Stockholder agrees to appear (in person or by proxy) at each Company Stockholders Meeting or otherwise cause all Covered Shares legally owned by it as of the record date to be counted as present thereat for purposes of calculating a quorum (if applicable), and, subject to the restrictions in Sections 3 and 4 of the KfW-dievini SHA having been waived, unconditionally and irrevocably affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw any such vote or consent with respect to, all of the Stockholder’s Covered Shares, as follows (with the matters described in clauses (a), (b) and (c) below being referred to collectively as the “Supported Matters”):

(a)            in favor of the adoption of each resolution described in Section 2.04 of the Purchase Agreement;

(b)          in favor of any other matter related to the Transactions that is (i) submitted by the Company for approval by the Company Stockholders at the EGM or any Subsequent EGM, and (ii) recommended by the Company Boards, prior to the Closing Date, for approval by the Company Stockholders, in each case, necessary for the consummation of the Offer in accordance with the Purchase Agreement; provided, that, nothing in this Agreement shall be interpreted as creating an obligation of the Company to submit any matter requested by Buyer to be submitted for such Company Stockholder approval or to recommend that the Company Stockholders vote to approve any such matter; and

(c)          against: (i) any proposal, action or agreement that would result in (A) this Agreement or any provision hereunder being prevented or nullified, (B) a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement or the Company contained in the Purchase Agreement, provided that, prior to any meeting of the Company Stockholders where such matters may be considered, Buyer shall have informed the Stockholder in writing that the approval of a proposal, action or agreement to be considered at such meeting of the Company Stockholders would result in a breach of a covenant, representation or warranty or other obligation or agreement of the Company under the Purchase Agreement or the Stockholder under this Agreement, or (C) any of the Offer Conditions as set forth in the Purchase Agreement not being satisfied or not being fulfilled (if and to the extent such Offer Condition depends on a specific voting by the Stockholder of her/his or its Covered Shares), (ii) any Alternative Acquisition Proposal, any proposal relating to an Alternative Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Purchase Agreement, the Offer, the Post-Offer Reorganization or the other Transactions, (iii) any (A) Alternative Acquisition Agreement (or any transactions contemplated thereby), (B) merger, consolidation, business combination, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction with regard to the Company or its Subsidiaries (other than the Purchase Agreement, the Post-Offer Reorganization documentation, and the other Transactions), or (C) sale, lease, license or transfer with regard to any Company Product or a material amount of assets (including, for the avoidance of doubt, any Intellectual Property Rights or capital stock of any Subsidiary) of the Company or its Subsidiaries, taken as a whole, or agreement relating to the foregoing (other than the Purchase Agreement, the Post-Offer Reorganization and the other Transactions, or as contemplated by the Purchase Agreement), (iv) any change in or to (A) the Company Boards that is not recommended or approved by the Company Boards, (B) the present capitalization or corporate structure of the Company or (C) the Company Organizational Documents, in each case not (to the actual knowledge of Stockholder) consented to by Buyer under the Purchase Agreement, provided, that upon the Stockholder’s written request, Buyer shall promptly inform the Stockholder whether any of the proposed changes described in clauses (iv)(A) through (C) above have been approved by Buyer, provided, further that any failure or delay by Buyer in so informing the Stockholder shall not relieve the Stockholder of its obligations pursuant to this clause (iv), and (v) any other action, agreement or proposal which would prevent or materially delay the consummation of the Offer, the Post-Offer Reorganization or any of the other Transactions.

2.2         Other Voting Commitments. The Stockholder shall not propose, commit, publicly affirmatively support, or agree to take any action inconsistent with the Supported Matters. For the avoidance of doubt, other than with respect to the Supported Matters or as otherwise set forth in this Agreement, the Stockholder shall not have any obligation to vote the Covered Shares in any particular manner.

3.         Termination. This Agreement shall terminate automatically and without further action upon the earliest to occur of: (a) the mutual written agreement of Buyer and the Stockholder; (b) the termination of the Purchase Agreement in accordance with its terms; (c) any modification to the Purchase Agreement or the Offer that (i) is effected without the Stockholder’s prior written consent and (ii) (A) decreases the Offer Consideration or changes the form of consideration payable to the Stockholder pursuant to the terms of the Purchase Agreement in a manner that is inconsistent with the Purchase Agreement or (B) is otherwise materially adverse to the Stockholder relative to other stockholders of the Company; and (d) after the Closing Date (such earlier date, the “Termination Date”); provided, that (x) the provisions set forth in Section 1.2, this Section 3, Section 9 and Sections 11 through 22 shall survive the termination of this Agreement, and (y) in the event of termination of this Agreement pursuant to Section 3(d), the provisions set forth in Section 7.4 shall survive until the Subsequent Closing Date; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s breach that may have occurred at or before such termination. Furthermore, the Stockholder may terminate this Agreement by written notice to Buyer if Buyer is in violation of Section 6 below.

4.           Certain Covenants of the Stockholder.

4.1         Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that (x) except as expressly contemplated by this Agreement, the Purchase Agreement or the Offer Documents, or (y) subject to Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), as might be required to consummate the Transactions or transactions contemplated by this Agreement, the Purchase Agreement or the Offer Documents, (a) the Stockholder shall not, directly or indirectly, Transfer, offer or consent to Transfer, or enter into any Contract, option, understanding or other arrangement with respect to the Transfer of, any Covered Shares or legal ownership, voting power or any other interest thereof or therein (including by operation of Law) or commit, permit or agree to take any of the foregoing actions, and (b) the Stockholder shall not, directly or indirectly, take any action that would prevent, impede or delay the consummation of the Transactions or the transactions contemplated by this Agreement or cause any representation or warranty of the Stockholder in this Agreement to be untrue or incorrect. Without limiting the foregoing, the Stockholder agrees that he, she or it shall not become a member of a “group” (as defined under Section 13(d) of the 1934 Act) with respect to any securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Transactions. The Stockholder shall not seek or solicit any of the actions referred to in the foregoing clauses (a) or (b) above, and the Stockholder shall promptly notify Buyer, and shall promptly provide all details reasonably requested by Buyer, if the Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. To the extent permissible under applicable Law, any Transfer in violation of this Section 4.1 shall be null and void ab initio. For purposes of this Agreement, “Transfer” means (i) any direct or indirect offer, sale, assignment, Lien, gift, hedge, hypothecation, disposition, loan or other transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, Lien, gift, hedge, hypothecation, disposition, loan or other transfer (whether by merger, consolidation, division, conversion, operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (ii) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy, consent, power of attorney, rights of first offer or refusal, or other authorization with respect to any Covered Shares, (iii) any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (iv) any Contract, option, arrangement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv) above. In furtherance of this Agreement, the Stockholder hereby authorizes and instructs the Company (including through the Company’s transfer agent) to enter a stop transfer order with respect to all of the Covered Shares to prevent any Transfer thereof on the books of the Company in violation of this Agreement, and authorizes the Company to legend the certificates or book-entry records evidencing the Covered Shares to reflect that such Covered Shares are subject to this Agreement.

4.2      Documentation and Information. Except as required by applicable Law, the Stockholder shall not make any public announcement regarding this Agreement, the Purchase Agreement, the Offer or the Transactions without the prior written consent of Buyer; provided, however, that nothing herein shall restrict the Stockholder from disclosing information in relation to this Agreement, the Purchase Agreement, the Offer or the Transactions without Buyer’s consent (a) to its legal, financial or other advisors in connection with this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby, (b) in fulfilment of any disclosure obligations that the Stockholder has as an issuer of securities (including SEC-regulated securities) and (c) to the Federal Republic of Germany, the Federal Chancellery (Bundeskanzleramt), the Federal Ministry of Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie), the Federal Ministry of Finance (Bundesministerium der Finanzen) and other ministries who need to know such information in connection with parliamentary requests, as well as the Federal Audit Office (Bundesrechnungshof), the German parliament and its committees, as well as their respective advisors. If any public announcement is required by applicable Law (for the avoidance of doubt, other than the disclosures in clauses (a) to (c) of the previous sentence), the Stockholder shall, to the extent legally permissible, provide a draft of such announcement to Buyer and consider any reasonable comments of Buyer or its Representatives in good faith prior to such public announcement. The Stockholder: (i) consents to and hereby authorizes Buyer, the Company or their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority, and any press release or other disclosure or document that Buyer reasonably determines to be necessary in connection with the Offer, the Post-Offer Reorganization and any of the other Transactions, (x) the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement and (y) the statements included in Exhibit B hereto or statements materially similar thereto; and (ii) acknowledges and agrees that Buyer or the Company may file this Agreement or a form hereof with the SEC or any other Governmental Authority. In the case of (i)(x) of the preceding sentence, Buyer (A) shall, to the extent legally permissible, provide the Stockholder with a reasonable opportunity to in advance review any filings, press releases and public disclosures or documents to be filed or made by Buyer or its controlled Affiliates which contain references to the Stockholder, its Affiliates and/or the Bund in connection with its involvement in this Agreement, the Offer, the Post-Offer Reorganization and any of the other Transactions, and (B) requires a prior written consent of the Stockholder (except as required by applicable Law in which case sentence 2 of this Section 4.2 shall apply mutatis mutandis), such consent not to be unreasonably conditioned, delayed or withheld and shall be deemed given if no objection is submitted by the Stockholder or its Representatives to Buyer within forty-eight (48) hours during business days in Berlin and Frankfurt, Germany, following the receipt of such proposed disclosures by the Stockholder. Any other references to the Stockholder, its Affiliates and Bund and any of their involvement in the Offer, this Agreement, the transactions contemplated hereby and the Transaction in filings, publications and other disclosure are not allowed. The Stockholder may make any filings with respect to this Agreement to the extent required by Law (including without limitation the filing of Schedule 13D with the SEC which may include this Agreement as exhibit thereto); provided, that, to the extent legally permissible and reasonably practicable against the background of the Stockholder’s ongoing disclosure obligations as an issuer of securities, the Stockholder shall provide Buyer with a reasonable opportunity to review such filings prior to making any such filings and shall consider in good faith all such reasonable comments made by Buyer. Subject to applicable Law and banking secrecy, the Stockholder shall promptly (x) give Buyer or the Company any information it may reasonably require for the preparation of any such disclosure documents, including in connection with the Offer Documents, and will otherwise reasonably assist and cooperate with Buyer and the Company in the preparation, filing and distribution of the Offer Documents and the resolution of any comments thereto received from the SEC, and (y) notify Buyer of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent that the Stockholder shall become aware that any such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom.

4.3         No Solicitation. The Stockholder shall not take any action that the Company would be prohibited from taking under Section 5.03 of the Purchase Agreement as if such Section of the Purchase Agreement applied, mutatis mutandis, to the Stockholder. The Stockholder (solely in the Stockholder’s capacity as a shareholder of the Company) shall immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal. Nothing in this Section 4.3 shall prohibit the Stockholder and its Representatives from informing any Person of the existence of the provisions contained in this Section 4.3.

4.4         Stockholders Agreements. The Stockholder hereby represents that it is a party to the shareholders’ agreement dated June 16, 2020 between the Stockholder, dievini Hopp BioTech holding GmbH & Co. KG (“dievini”) and additional parties, as amended on August 14, 2020 and January 6, 2022 (the “KfW-dievini SHA”), the relationship agreement dated July 17, 2020 between the Company, the Stockholder and dievini (the “Relationship Agreement”), and the investment and shareholders’ agreement dated July 17, 2020 between the Company and its pre-IPO shareholders (the “ISA”). The Stockholder hereby agrees that, in connection with entering into this Agreement:

(a)           it hereby waives its right of first refusal set forth in the KfW-dievini SHA with regard to any disposal of Company Shares tendered by other parties to the KfW-dievini SHA in the Offer and agrees and consents to any disposal of Company Shares tendered by dievini in the Offer and agrees to terminate the KfW-dievini SHA effective as of the Closing Date, subject to dievini (i) agreeing and consenting to the disposal of Company Shares tendered by the Stockholder under this Agreement in the Offer and (ii) agreeing to, and procuring that other parties to the KfW-dievini SHA except for the Stockholder agree to, terminate the KfW-dievini SHA effective as of the Closing Date;

(b)           it hereby agrees to terminate the Relationship Agreement effective as of the Closing Date, subject to the termination of the KfW-dievini SHA as set forth in Section 4.5(a) thereof; and

(c)            it hereby agrees to terminate with effect for itself the ISA effective as of the Closing Date.

5.          Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Buyer as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Section 5 shall be made as of the date hereof, as of the date of the EGM or any Subsequent EGM, and as of the Closing):

5.1         Due Authority. The Stockholder, if not a natural person, is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (provided such concept is acknowledged under the respective jurisdiction of formation), and has all requisite corporate or other similar power and authority and has taken all corporate or other similar actions necessary (including approval by the Stockholder’s board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no further action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles, whether considered in a proceeding at Law or in equity.

5.2         No Conflict. The execution and delivery of, compliance with, and performance by the Stockholder of, this Agreement do not and will not (a) if the Stockholder is not a natural Person, conflict with or result in any violation or breach of any provision of the certificate of incorporation or formation or operating agreement or similar organizational documents of the Stockholder (if any), (b) conflict with or result in a violation or breach of any Law applicable to the Stockholder (being only the federal law of the United States as well as laws of Germany (including laws of the European Union directly applicable in Germany) and the Netherlands), (c) except as may be required by applicable securities Laws, the KfW-dievini SHA and for the actions and instructions by Bund required in relation to Zuweisungsgeschäft relating to the Company Shares held by the Stockholder, which have been taken or obtained, (i) require any consent by any Person under, or (ii) violate, result in a breach or constitute a default, or an event that, with or without notice or lapse of time or both, would violate, result in a breach or constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled under, any Contract binding upon the Stockholder, or to which any of the Stockholder’s properties, rights or other assets are subject, in the case of clause (ii) which would adversely and materially impact the Stockholder’s ability to perform its obligations under this Agreement, (d) result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets (including intangible assets) of the Stockholder, or (e) as of the date of this Agreement, violate, in any material way, any judgment, Order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (b), (c), (d) and (e) for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Stockholder of its obligations under this Agreement.

5.3         Consents. With the exception of the actions and instructions by Bund required in relation to the Zuweisungsgeschäft, which have been taken or obtained, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the 1933 Act, the 1934 Act, or state securities, takeover and “blue sky” Laws, (b) the applicable rules and regulations of the SEC or any applicable stock exchange, and (c) the KfW-dievini SHA. It is the parties’ mutual understanding that the Transaction does not constitute State aid within the meaning of applicable European Union state aid law and, therefore, does not require state aid approval by the European Commission with the result that this Section 5.3 is not applicable in this respect.

5.4         Ownership of the Owned Shares. The Stockholder is, as of the date hereof, the sole record owner of (a) the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto and (b) the securities of the Company convertible into, exchangeable or exercisable for Company Shares or other securities of the Company, in each case set forth opposite the Stockholder’s name on Exhibit A hereto (the “Disclosed Owned Securities”), all of which are free and clear of any Lien, other than those created by this Agreement, the Company’s constitutional documents, the KfW-dievini SHA or arising under applicable securities Laws and the actions and instructions by Bund required in relation to the Zuweisungsgeschäft, which have been taken or obtained. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire, or that are exercisable for, or convertible or exchangeable into, shares of capital stock of the Company, in each case other than the Disclosed Owned Securities. Except as resulting from the Zuweisungsgeschäft, the Stockholder (i) has the sole right to vote and Transfer the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto, and none of such Owned Shares is subject to any pledge, disposition, voting, transfer or other Contract, arrangement or restriction, including any proxy, consent or power of attorney, except as contemplated by this Agreement and (ii) has sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 1, 2, 4 and 9 and all other matters set forth in this Agreement, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to the Zuweisungsgeschäft, applicable securities Laws, the Company’s constitutional documents, the KfW-dievini SHA and the terms of this Agreement. Any proxies heretofore given in respect of any Owned Shares of the Stockholder, if any, are revocable. Except as resulting from the Zuweisungsgeschäft, as of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no Person has a right to acquire any of such Owned Shares held by the Stockholder. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement and, for the avoidance of doubt, the KfW-dievini SHA). Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, legally held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any Liens, subject to applicable securities Laws, the KfW-dievini SHA and the terms of this Agreement.

5.5         Absence of Litigation. As of the date hereof, there is no Action or Order pending or threatened in writing against, or, to the knowledge of the Stockholder, threatened orally against the Stockholder that would reasonably be expected to prohibit or materially restrict, impair or delay the consummation of the transactions contemplated herein or the performance by the Stockholder of its obligations under this Agreement.

5.6         No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission or reimbursement of expenses in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in its capacity as a stockholder of the Company for which Buyer, the Company or one or more of their respective Affiliates would be liable.

5.7         Ownership of Buyer ADS. The Stockholder is, as of the date hereof, the record owner of (a) the number of Buyer ADS set forth opposite the Stockholder’s name on Exhibit C hereto under the heading “Owned Buyer ADS”, being all of the Buyer ADS owned of record by the Stockholder or any of its Affiliates, or in relation to which any such Person is able to control the exercise of all rights, including voting rights, and (b) the securities of Buyer convertible into, exchangeable or exercisable for Buyer ADS or other securities of Buyer, in each case set forth opposite the Stockholder’s name on Exhibit C hereto.

6.         Certain Covenants of Buyer. Buyer shall not, without the Stockholder’s prior written consent, (i) impose any additional Offer Condition other than those included in Annex I to the Purchase Agreement, (ii) amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the Stockholder, or (iii) make any modification or amendment that decreases the Offer Consideration or changes the form of consideration payable to the Stockholder pursuant to the terms of the Purchase Agreement.

7.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Stockholders as follows:

7.1         Due Authority. Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has all requisite corporate or other similar power and authority and has taken all corporate or other similar actions necessary (including approval by its board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no further action on the part of the Buyer or vote of holders of any class of the capital stock of Buyer is necessary to authorize the execution and delivery of, compliance with and performance by Buyer of, this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the Stockholder, constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles, whether considered in a proceeding at Law or in equity.

7.2         No Conflict. The execution, delivery of, compliance with, and performance by Buyer of this Agreement do not and will not, other than as provided in the Purchase Agreement with respect to the Offer, the Post-Offer Reorganization and the other Transactions, (a) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of Buyer, (b) conflict with or result in a violation or breach of any applicable Law, (c) (i) require any consent by any Person under, or (ii) violate, result in a breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would violate, result in a breach of or constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Buyer is entitled, under any Contract binding upon Buyer, or to which any of its properties, rights or other assets are subject, in the case of clause (ii) which would adversely and materially impact Buyer’s ability to perform its obligations under this Agreement, (d) result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets (including intangible assets) of Buyer, or (e) as of the date of this Agreement, violate, in any material way, any judgment, Order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to Buyer or any of Buyer’s properties or assets, except, in the case of clauses (b), (c), (d) and (e) for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Buyer of its obligations under this Agreement.

7.3       Consents. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except (a) as required by applicable Law, the rules and regulations promulgated under the 1933 Act, the 1934 Act, or state securities, takeover and “blue sky” Laws, (b) the applicable rules and regulations of the SEC or any applicable stock exchange, or (c) as set out in the Purchase Agreement.

7.4         Most Favoured Nation. The terms and conditions of this Agreement, taken as a whole, are no less favorable in any material respect to the Stockholder than the terms and conditions of any other tender and support agreement or similar agreement entered into by Buyer with any other shareholder of the Company in connection with the Transactions (each, an “Other Tender and Support Agreement”); provided, that the foregoing provisions shall not apply with respect to any tender and support agreement or similar agreement entered into between Buyer, on the one hand, and any member of the management board (bestuur) or the supervisory board (raad van commissarissen) of the Company, on the other hand (each, an “Excluded Other Tender and Support Agreements”) except with respect to the provisions relating to the amount and the kind of Offer Consideration contained in such Excluded Other Tender and Support Agreements, and except with respect to the provisions relating to the amount and the kind of Offer Consideration contained in such Excluded Other Tender and Support Agreements, such Excluded Other Tender and Support Agreements shall not be included in the definition of “Other Tender and Support Agreements” for purposes of this Section 7.4. In the event that Buyer enters into, amends, or modifies any Other Tender and Support Agreement after the date hereof, and such Other Tender and Support Agreement contains terms or conditions that are, taken as a whole, more favorable to such other shareholder than the terms and conditions provided to the Stockholder in relation to the Transactions or the Offer, Buyer shall promptly notify the Stockholder in writing of such more favorable terms or conditions, and this Agreement shall be deemed automatically amended, without any further action by the parties, to incorporate such more favorable terms or conditions retrospectively as of the date of this Agreement. For the avoidance of doubt, this Section shall not apply to any terms or conditions that reflect differences in the number or type of securities held by any shareholder.

8.           Non-Survival of Representations, Warranties and Covenants. Except as provided in Section 3, the representations, warranties and covenants contained herein shall not survive the Termination Date.

9.            Waiver of Appraisal and Dissenter Rights and Certain Other Actions.

9.1         The Stockholder hereby irrevocably and unconditionally waives, to the extent of the Law, and agrees to cause to be waived and not to assert (a) any appraisal rights, any dissenter’s rights, any rights of first refusal, any tag-along rights, any drag-along rights and any other rights under any existing shareholders agreement and applicable Law with respect to any of the Company Shares in connection with the Offer, the Post-Offer Reorganization, and the other Transactions, and (b) any rights to object to or challenge the consummation of the Offer, the Post-Offer Reorganization or any of the other Transactions.

9.2         The Stockholder hereby agrees (a) not to commence or affirmatively participate in or receive any economic or other benefit from any claim or other Action, whether derivative or otherwise, against Buyer, the Company or any of their respective Affiliates or successors, or their respective boards of directors (or similar governing bodies), relating to the negotiation, execution or delivery of this Agreement or the consummation of the Transactions or the transactions contemplated hereby or the consummation of the Offer, the Post-Offer Reorganization or the other Transactions, including any such claim or other Action (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement, the Post-Offer Reorganization or the other Transactions or (ii) alleging a breach of any fiduciary duty of the Company Boards in connection with the Purchase Agreement the Post-Offer Reorganization or the other Transactions, and (b) to take all actions necessary to opt out of any class in any class action relating to any of the foregoing; provided, that the foregoing shall not limit, restrict or prohibit the Stockholder from (x) commencing claims or other Actions under applicable Law with respect to disclosure violations in connection with this Agreement, the Offer or the Post-Offer Reorganization to the same extent as other stockholders of the Company, or (y) claiming or asserting any defenses or counterclaims in connection with any Action arising out of or in connection with the Purchase Agreement, the Offer, the Post-Offer Reorganization, this Agreement or the other Transactions.

10.         Certain Adjustments; Additional Owned Shares. In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Shares,” “Covered Shares,” “Disclosed Owned Securities,” “Owned Shares,” “Additional Owned Shares” and similar terms shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In the event that the Stockholder acquires record ownership of, or the power to vote or direct the voting of, any Additional Owned Shares, such Additional Owned Shares shall, without further action of the parties, be subject to the provisions of this Agreement, the representations and warranties of the Stockholder in Section 5 shall be true and correct as of the date that ownership of, or the power to vote or direct the voting of, Additional Owned Shares is acquired, and the number of Owned Shares set forth on Exhibit A opposite the name of the Stockholder will be deemed amended accordingly. The Stockholder shall promptly notify Buyer in writing of any such event and of the number of Additional Owned Shares acquired.

11.         Further Assurances. The Stockholder shall, from time to time, as promptly as practicable execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments or take such other actions to the extent required to effect the transactions contemplated by this Agreement.

12.         Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Stockholder, to:

Kreditanstalt für Wiederaufbau
Palmengartenstr. 5-9,
60325 Frankfurt am Main
Germany
Attention: Christian Paul
Email: christian.paul@kfw.de

with copies, which shall not constitute notice, to:

Linklaters LLP
Taunusanlage 8
60329 Frankfurt am Main
Germany
Attention:          Stephan Oppenhoff; Nikita Selivanov
Email:                stephan.oppenhoff@linklaters.com;
                           nikita.selivanov@linklaters.com

if to Buyer, to:

BioNTech SE
An der Goldgrube 12
55131 Mainz
Germany
Attention:          James Ryan, Chief Legal Officer & Chief Business Officer
Email:            James.Ryan@BioNTech.co.uk

with copies, which shall not constitute notice, to:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:          Paul Claydon; Jack S. Bodner
Email:                pclaydon@cov.com; jbodner@cov.com

and

Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Bockenheimer Landstraße 24
60323 Frankfurt am Main
Attention:          Lucina Berger
Email:                lucina.berger@hengeler.com

and

Loyens & Loeff N.V.
Parnassusweg 300
1081 LC Amsterdam
The Netherlands
Attention:          Michel van Agt
Email:                michel.van.agt@loyensloeff.com

13.          Interpretation. Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) whenever conversion of values from any Foreign Currency for a particular date or period shall be required, such conversion shall be made using Exchange Rate, on the applicable date or dates; (g) references herein to any gender shall include each other gender; (h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (i) the word “or” shall be disjunctive but not exclusive; (j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (k) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (m) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day; (n) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and (o) in relation to Stockholder the defined term “Affiliate” shall only refer to its subsidiaries but not to Bund and the German States and their subsidiaries (other than those of the Stockholder).

14.       Entire Agreement; Counterparts; Electronic Delivery. This Agreement, including the Exhibits hereto, and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated herein. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by each other party. Until and unless each party has received a counterpart of this Agreement signed by each other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

15.          Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Boards’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

16.          Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination, or validity thereof or the transactions contemplated hereby (each a “Dispute”) shall be resolved in accordance with this Section 16.

(a)          Arbitration. Any Dispute shall be resolved by final and binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration in effect at the time (the “Rules”), except as modified herein.

(i)           The seat of arbitration shall be Frankfurt, Germany and the arbitration shall be conducted in the English language.

(ii)        The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each nominate one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so nominated shall nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within thirty (30) days of the confirmation by the ICC Court of Arbitration (“ICC Court”) of the second arbitrator. If any party fails to nominate an arbitrator, or if the two party-nominated arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any party’s request, be appointed by the ICC Court in accordance with the Rules.

(iii)       By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect.

(iv)          The parties consent and submit to the non-exclusive jurisdiction of the Chosen Court for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Chosen Court; and (ii) each of the parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 12 of this Agreement or in any other manner permitted by applicable Law.

(v)         The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any Dispute presented to the arbitrators. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(b)          The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of the transactions contemplated herein and without that right, none of the parties would have entered into this Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16(b) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(c)          Waiver of jury trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other documents and agreements delivered in connection herewith or the transactions contemplated hereby or thereby or the actions of the parties in the negotiation, administration, performance and enforcement hereof or thereof. Each party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of an Action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16(c).

17.         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the express written consent of the other parties (not to be unreasonably withheld, conditioned or delayed), and any attempted assignment of this Agreement or any of such rights without such consent shall be null and void.

18.          No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties any rights or remedies.

19.        Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

20.         No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Buyer shall not have any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Buyer, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Buyer beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

21.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated herein is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the extent possible.

22.       Amendment; Waiver. This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties. No provision of this Agreement may be waived or extended except by a written instrument signed by the party against whom the waiver or extension is to be effective. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

23.         Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in the Stockholder’s, or its designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company.

24.         Stockholder Status. Nothing in this Agreement shall prevent the Stockholder or any of its controlled Affiliates from pursuing its tasks under the Act on Kreditanstalt für Wiederaufbau, its Articles of Association and any respective regulations and instructions by Bund.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BUYER

BioNTech SE

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

STOCKHOLDER:

Kreditanstalt für Wiederaufbau

By:
Name: Uwe Harms
Title: Authorised Officer (Prokurist)

By:
Name: Bastian Michalka
Title: Officer (Handlungsbevollmächtigter)

[Signature Page to Tender and Support Agreement]

Exhibit A

Owned Shares

Stockholder Name	Company Shares and Other Securities Owned
Kreditanstalt für Wiederaufbau
Owned Company Shares of which the Stockholder is the record owner: 29,871,441
Owned Company Shares of which the Stockholder is the beneficial owner: NONE
Company Options: NONE
Company RSU Awards: NONE
Company PSU Awards: NONE
Company Prior VSOP Awards: NONE
Company Shares underlying other securities: NONE

Exhibit B

Authorized Disclosures

The German Federal Government has confirmed to generally have a positive view of the Transaction. KfW – which holds [13.32]% of the shares in CureVac on behalf of the Federal Republic of Germany – has agreed to support the Transaction by tendering its shares in CureVac.

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Certain shareholders of CureVac representing [50.08]% of CureVac shares, including dievini Hopp BioTech holding GmbH & Co. KG and certain of its affiliates, which we refer to as dievini, Kreditanstalt für Wiederaufbau, which holds CureVac shares on behalf of the German government and we refer to as KfW, and all members of the CureVac boards (as defined below), have entered into tender and support agreements pursuant to which they have agreed, among other things, to (i) accept the offer in respect of CureVac shares held by them and (ii) vote in favor of all resolutions proposed by CureVac at the EGM (and any subsequent EGM (as defined below)) and against certain proposals incompatible with the transactions, subject to the conditions and in accordance with the terms set forth therein.

In addition, KfW may terminate the tender and support agreement entered into with BioNTech in the event that a modification to the Purchase Agreement is effected without KfW’s consent and is materially adverse to KfW relative to other stockholders of CureVac. Furthermore, BioNTech agreed in the tender and support agreement with KfW to: (i) obtain KfW’s consent with respect to any public disclosures or documents to be made or filed by BioNTech or its controlled affiliates which contain references to KfW, its affiliates and/or the German government in connection with its involvement in the tender and support agreement, the offer, the post-offer reorganization and any of the other transactions, provided that KfW’s consent will be deemed to be given if it does not provide comments within 48 hours during business days in Berlin and Frankfurt, Germany, following receipt of the proposed disclosures, and certain disclosures included in the tender and support agreement will not require KfW’s consent; and (ii) refrain from making any other disclosures regarding KfW, its affiliates and/or the German government in connection with its involvement in the tender and support agreement, the offer, the transactions contemplated in the tender and support agreement, or the transactions. Additionally, BioNTech agreed in the tender and support agreement with KfW that it will not, without KfW’s prior written consent, (i) impose any additional offer condition other than those set forth in the Purchase Agreement, (ii) amend, modify or supplement such offer conditions or terms of the offer in a manner adverse to KfW, or (iii) make any modification or amendment that decreases the offer consideration or changes the form of consideration payable to KfW pursuant to the terms of the Purchase Agreement. In addition, the tender and support agreement entered into with KfW includes a most favored nation provision which provides that if, in connection with the transactions, BioNTech enters into or amends any other tender and support agreement or similar agreement entered with any other shareholder of CureVac, other than the members of the CureVac boards (except with respect to the provisions related to the amount and the kind of offer consideration), and the terms or conditions of any such other agreement are, taken as a whole, more favorable to such other stockholder of CureVac than the terms and conditions provided to KfW in the tender and support agreement in relation to the transactions or the offer, then BioNTech must promptly notify KfW in writing of such more favorable terms or conditions, and the tender and support agreement between BioNTech and KfW will be deemed automatically amended to incorporate such more favorable terms or conditions retrospectively as of the date of the tender and support agreement between BioNTech and KfW. Moreover, although KfW has waived its rights to bring or participate in claims against BioNTech, CureVac or any of their respective affiliates or successors, or their respective boards of directors (or similar governing bodies), relating to the negotiation, execution or delivery of the tender and support agreement or the consummation of the transactions or the transactions contemplated in the tender and support agreement, or the consummation of the offer, the post-offer reorganization or the other transactions, such waiver by KfW excludes its right to commence claims or other actions under applicable law with respect to disclosure violations in connection with the tender and support agreement, the offer or the post-offer reorganization to the same extent as other stockholders of CureVac. Lastly, BioNTech and KfW agreed in the tender and support agreement that disputes related to such agreement will be resolved by final and binding arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration in effect at the time, subject to certain modifications set forth in the tender and support agreement, and that the seat of arbitration will be Frankfurt, Germany and the arbitration will be conducted in the English language.

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[references to] “KfW” are to Kreditanstalt für Wiederaufbau, which holds CureVac shares on behalf of the German government;

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From the effectuation of the closing of the offer through the completion of the legal downstream merger (i) the CureVac management board will be comprised of individuals who will be designated in writing by BioNTech, in its sole discretion, as soon as reasonably practicable following the commencement of the offer and prior to convening the EGM, and (ii) the CureVac supervisory board will consist of at least five members, at least three of whom have been designated by BioNTech, and two of whom are designated as supervisory directors by CureVac and BioNTech by mutual written agreement and who will at all times be independent from BioNTech, dievini, and KfW and will at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code.

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Based on the CureVac articles, the resolution to amend the CureVac articles can only be passed by the CureVac general meeting at the proposal of CureVac’s management board, subject to the approval of the supervisory board of CureVac. In respect of certain provisions in the CureVac articles, dealing with a situation where no dievini Nominee or no KfW Nominee (in each case as defined in the CureVac articles) is in office during the relevant Initial Nomination Period (as defined in the CureVac articles), an amendment to such provision will require the affirmative vote of dievini or KfW, as applicable.

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CureVac’s supervisory board must consist of three or more supervisory directors provided that, during either Initial Nomination Period (as defined in the CureVac articles), the supervisory board shall consist of up to eight supervisory directors. The supervisory board shall be composed of individuals. The supervisory board shall determine the number of supervisory directors, which shall be no less than the number of supervisory directors as are necessary in order to allow dievini and KfW, to exercise their respective nomination rights under the CureVac articles during their respective Initial Nomination Period (as defined in the CureVac articles).

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Furthermore, supervisory directors can only be appointed upon a nomination by:

•	the supervisory board;

•	dievini in accordance with Article 22.3 paragraph a. of the CureVac articles, during the Initial Nomination Period (as defined in the CureVac articles) for dievini;

•	KfW in accordance with Article 22.3 paragraph b. of the CureVac articles during the Initial Nomination Period (as defined in the CureVac articles) for KfW; or

•	any Nomination Concert (as defined in the CureVac articles) in accordance with Article 22.4 of the CureVac articles.

CureVac’s general meeting can at any time resolve to render such nomination to be non-binding by a simple majority of votes cast representing at least one-third of CureVac’s issued share capital in accordance with the CureVac articles.

During the respective Initial Nomination Periods for dievini (as regards paragraph a. below) or KfW (as regards paragraph b. below):

a)	dievini may nominate the following number of supervisory directors:

[…]

b)	KfW may nominate one supervisory director.

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The CureVac general meeting may at any time suspend or dismiss any supervisory director. A resolution of the CureVac general meeting to suspend or dismiss a supervisory director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed (i) at the proposal of the supervisory board, (ii) during the Initial Nomination Period (as defined in the CureVac articles) for dievini, at the proposal of dievini (in respect of a dievini Nominee (as defined in the CureVac articles)), or (iii) during the Initial Nomination Period (as defined in the CureVac articles) for KfW, at the proposal of KfW (in respect of the KfW Nominee (as defined in the CureVac articles)).

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Where a supervisory director is no longer in office or is unable to act, they may be replaced temporarily by a person whom the supervisory board has designated for that purpose and, until then, the other supervisory directors(s) shall be charged with the supervision of CureVac. Where a supervisory director who has been appointed upon a nomination by dievini or KfW in accordance with the CureVac articles is no longer in office or is unable to act, they may only be temporarily replaced by a person designated for such purposes by dievini or KfW, as applicable. The replacement becomes effective and the supervisory director so designated shall immediately have all rights, responsibilities, tasks and duties of a supervisory director (including any voting rights and specific rights awarded to the supervisory director they are replacing at the supervisory board) and (in relation to dievini to the fullest extent permitted by applicable law and at all times subject to KfW’s right to designate a supervisory director in accordance with the CureVac articles) shall become a full member of the supervisory board with the rights of a KfW Nominee (as defined in the CureVac articles) or dievini Nominee (as defined in the CureVac articles), as the case may be, as soon as a written designation to that effect has been received by the chairman or the vice-chairman of the CureVac supervisory board.

In case all supervisory directors are no longer in office or are unable to act, the supervision of CureVac shall be attributed to:

•	the former supervisory director who most recently ceased to hold office as the chairman, provided that they are willing and able to accept that position;

•
during the Initial Nomination Period (as defined in the CureVac articles) for dievini, a person designated for such purpose by dievini, unless the former supervisory director referred to above was appointed upon a nomination by dievini pursuant to the CureVac articles and they are willing and able to accept the position; and

•
during the Initial Nomination Period (as defined in the CureVac articles) for KfW, a person designated for such purpose by KfW, unless the former supervisory director referred to above was appointed upon a nomination by KfW pursuant to the CureVac articles and they are willing and able to accept the position, which persons jointly may designate one or more other persons to be charged with the supervision of CureVac (instead of, or together with, such person). The persons charged with the supervision of CureVac pursuant to the previous sentence shall cease to hold that position when the CureVac general meeting has appointed one or more persons as supervisory director(s) with due observance of the CureVac articles.

Furthermore, if for whatever reason, there is no dievini Nominee or no KfW Nominee (both as defined in the CureVac articles) in office during the Initial Nomination Period (as defined in the CureVac articles) for dievini or KfW, as relevant, and a decision needs to be taken with respect to any matter referred to in the applicable supervisory board rules, then the supervisory board shall not take any such decision until the replacement supervisory director of dievini or KfW, respectively, has validly become a full member of the supervisory board following their designation, unless dievini or KfW, as the case may be, has failed to notify the designation to the chairman of the CureVac supervisory board within four weeks after such Chairman has notified dievini or KfW, as the case may be, in writing of the absence of the nominee. Dievini or KfW, as the case may, shall notify the designation of the replacement supervisory director of dievini or KfW, respectively, to the chairman of the CureVac supervisory board as soon as reasonably and practicably possible, but in any event within the four-week period as referred to in the previous sentence.

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The following table provides an overview of the persons having entered into tender and support agreements, the number of CureVac Shares held as of the date of the respective tender and support agreement and the percentage of the total amount of Offer ADS:

Person or Entity	Number of CureVac Shares held as of the date of the tender and support agreement	Percentage of the total Offer ADS offered
KfW, Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany	29,871,441	[●]
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Certain members of the CureVac Boards own CureVac Shares, or are affiliated with a shareholder owning CureVac Shares, that will be tendered in the Offer. dievini and KfW have also undertaken to accept the Offer. Accordingly, these persons have an interest in the successful completion of the Offer. In addition, to the extent that shareholders of BioNTech are also CureVac Shareholders and have tendered their CureVac Shares in the Offer, they have an interest in the successful completion of the Offer.

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All members of CureVac’s boards, dievini Hopp BioTech holding GmbH & Co. KG and certain of its affiliates as well as KfW have undertaken to tender their CureVac Shares representing [50.08]% of CureVac Shares under tender and support agreements. As a result, the Company expects that it will have contractual commitments to support the Offer from shareholders of CureVac representing a total of [50.08]% of CureVac Shares. Other than these commitments, the Offer is not subject to any firm commitment.1

[1]	Including translations into German, French, Italian and Spanish.

Exhibit C

Owned Buyer ADS

Stockholder Name	Buyer ADS and Other Securities Owned
Kreditanstalt für Wiederaufbau
Buyer ADS of which the Stockholder is the record owner: NONE
Buyer ADS of which the Stockholder is the beneficial owner: NONE
Buyer Options: NONE
Buyer RSUs: NONE
Buyer PSUs: NONE
Buyer ADS underlying other securities: NONE